Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Completes Thirteenth CLO

Issues $348 Million ‘Middle-Market’ Collateralized Loan Obligation (“CLO”)

•	Issues first CLO in 2016, bringing cumulative CLO issuance to thirteen transactions totaling more than $5.4 billion

•	Placed three classes of floating rate notes priced at par to yield an initial weighted average spread of approximately Libor plus 278 bps

•	Achieved an advance rate of approximately 74%, placing $256 million of notes rated Aaa through A2 by Moody’s and AAA by Fitch

•	Retained the Class D Notes, Class E Notes and equity interests, totaling approximately $92 million, or 26% of the capital structure, which is intended to satisfy European Risk Retention rules

•	Permanent capital vehicle provides powerful funding capacity to support new direct lending and private credit activity through a four-year reinvestment period ending February 2020

Boston, MA, March 4, 2016—NewStar Financial Inc. (Nasdaq:NEWS), an internally-managed commercial finance company and credit asset manager, announced today that it completed a $348 million term debt securitization known as NewStar Commercial Loan Funding 2016-1. All floating rate classes of notes were priced at par.

NewStar Commercial Loan Funding 2016-1 was the Company’s 13th collateralized loan obligation since inception and part of a programmatic approach to its funding strategy. The notes were backed by a diversified portfolio of commercial loans originated by NewStar. The transaction was executed through a private offering via Rule 144A and Regulation S. Six classes of notes rated Aaa through Ba3 by Moody’s and two classes rated AAA by Fitch, totaling approximately $197 million, were placed. NewStar retained the Class D Notes, Class E Notes and the subordinated interests, which represented approximately 26% of the capital structure, or about $92 million. The deal was structured in a manner intended to satisfy European risk retention rules and included a small fixed rate tranche, rated Aaa/AAA, to meet specific investor demand.

“This transaction represents our thirteenth middle market CLO to date and our first deal of the year, which brings our total CLO issuance to over $5.4 billion. Our leading track record of issuance in this market underscores the value investors place in NewStar’s middle market franchise and credit management platform,” said NewStar CEO, Tim Conway.

John Frishkopf, head of asset management and treasury at NewStar said, “We were pleased by the speed and quality of execution by the Wells Fargo and Capital One teams and the level of support among repeat investors who continue to commit capital to our balance sheet securitization programs”. Mike Eisenstein, managing director in asset management and treasury at NewStar added, “The execution reflects NewStar’s deep access to the capital markets, our distinguished securitization track record and leading position as both a CLO and ABS issuer. We were also pleased to continue to broaden and diversify our investor base by introducing three new institutional investors to our platform and welcomed the participation of seven accounts that have committed capital to previous NewStar offerings”.

NewStar Financial will serve as collateral manager of the CLO, which has a 4 year reinvestment period. The notes were rated by Moody’s Investors Service and the A-1 and A-2 classes were also rated by Fitch. All variable rate notes were priced to yield a weighted average spread of approximately Libor plus 2.78%.

Wells Fargo Securities was lead placement agent and Capital One Securities was co-lead placement agent. Dechert LLP served as legal advisor to the issuer, the retention holder and collateral manager and Cadwalader, Wickersham & Taft LLP served as legal advisor to Wells Fargo Securities. U.S. Bank National Association will serve as trustee and paying agent.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes.

The notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About NewStar Financial, Inc.:

NewStar Financial, Inc. (Nasdaq:NEWS) is an internally-managed, specialized commercial finance company and credit asset manager focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company provides a broad range of flexible debt financing options used to fund working capital, growth strategies, acquisitions and recapitalizations, as well as equipment purchases. NewStar originates loans and leases directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $50 million and will selectively underwrite or arrange larger transactions for syndication to other lenders. NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Chicago IL, Dallas TX, Darien CT, New York NY, Portland OR, and San Francisco CA. Please visit our website at www.newstarfin.com for more detailed information.

Corporate Inquiries:

NewStar Financial

Robert K. Brown

(617) 848-2558